Exhibit 99.1

BIOHAVEN Changing 2020 Annual Meeting of Shareholders to Virtual-Only Meeting Format due to COVID-19

NEW HAVEN, Connecticut, April 16, 2020 /PRNewswire/ — Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN) today announced that its Board of Directors has decided to hold the company's 2020 Annual Meeting of Shareholders on Thursday, April 30, 2020 at 10:00 a.m. Atlantic Time (9:00 a.m. Eastern Time) in a virtual-only meeting format due to the evolving nature of the COVID-19 pandemic and taking into account the guidance and protocols issued by public health and government authorities.

As described in the proxy materials for the Annual Meeting previously distributed, you are entitled to participate in the Annual Meeting if you were a shareholder of record as of the close of business on March 17, 2020, the record date, or hold a legal proxy for the meeting provided by your bank, broker, or nominee. To attend and vote during the virtual Annual Meeting at www.issuerdirect.com/virtual-event/BHVN, you must enter the 16-digit control number included on your proxy card that you previously received. You may vote or ask questions during the Annual Meeting by following the instructions available on www.issuerdirect.com/virtual-event/BHVN. Persons who do not have a control number may attend as guests but will not have the option to vote shares or submit questions.

While voting during the virtual Annual Meeting will be permitted, Biohaven encourages shareholders to vote in advance of the meeting. Instructions for voting follow:

Vote BEFORE the meeting:

Vote by one of the following methods by 11:59 p.m. Eastern Time on April 29, 2020,

1.       Go to www.proxyvote.com,

2.       Call 1-800-690-6903, or

3.       Mark, sign and date your proxy card and return it in the postage-paid envelope we previously provided.

Vote DURING the meeting:	Go to www.issuerdirect.com/virtual-event/BHVN. Shareholders of record may attend and vote during the virtual meeting by following the instructions on this website.

The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the Annual Meeting.

For additional information regarding how you may attend or vote during the virtual Annual Meeting, please refer to Biohaven’s supplemental proxy materials filed today with the Securities and Exchange Commission.

About Biohaven

Biohaven is a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases, including rare disorders. Biohaven has combined internal development and research with intellectual property licensed from companies and institutions including Bristol-Myers Squibb Company, AstraZeneca, Yale University, Catalent, Rutgers, and ALS Biopharma LLC. Currently, Biohaven's lead development programs include multiple compounds across its CGRP receptor antagonist, glutamate modulation, and myeloperoxidase inhibitor platforms. Biohaven's common shares are listed on the New York Stock Exchange and traded under the ticker symbol BHVN. More information about Biohaven is available at www.biohavenpharma.com.

For further information, contact Dr. Vlad Coric, the Chief Executive Officer at Vlad.Coric@biohavenpharma.com